Exhibit 99.1

Alliance Imaging Announces Proposed Private Offering of $125 Million of Senior Subordinated Notes

ANAHEIM, Calif., Nov. 28, 2007 (BUSINESS WIRE) — Alliance Imaging, Inc. (NYSE:AIQ), announced today that it intends to offer, subject to market and other conditions, $125 million aggregate principal amount of senior subordinated notes in a private offering.

Alliance Imaging intends to use the net proceeds of the offering to repay borrowings under and terminate its Acquisition Credit Agreement, dated as of November 5, 2007.  The remaining proceeds will be used for funding future acquisitions and general corporate purposes.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”), and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Act.  Prospective purchasers that are qualified institutional buyers are hereby notified that the seller of the notes may be relying on the exemption from the provisions of Section 5 of the Act provided by Rule 144A.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Act.  Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk.  It is possible that future events, including whether or not the offering, issuance and sale of notes is completed, may differ from expectations due to a variety of risks and other factors such as those described in Alliance Imaging, Inc.’s Form 10-K/A for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission on August 1, 2007, and Form 10-Q for the quarter ended September 30, 2007, filed with the U.S. Securities and Exchange Commission on November 9, 2007.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of Alliance Imaging’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. Alliance Imaging does not intend to update any particular forward-looking statements contained in this news release.

SOURCE:

Alliance Imaging, Inc.

CONTACT:

Alliance Imaging, Inc.

Howard Aihara, 714-688-7100

Executive Vice President and Chief Financial Officer

www.allianceimaging.com